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                          [COLUMBIA GAS LETTERHEAD]



                                                                    July 3, 1997



U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

                 Re:      The Columbia Gas System, Inc., et al.
                          File No. 70-8925

     As Counsel for The Columbia Gas System, Inc. ("Columbia"), a Delaware corporation and holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), I deliver to you this Opinion for filing as Exhibit F-1 the Joint Application-Declaration on Form U-1 (File No. 70-8925), as amended by Post-Effective Amendment Nos. 1, 2 and 3 (hereinafter the "Application-Declaration"), of Columbia and certain of its subsidiary companies, including Columbia Gas of Ohio, Inc., Columbia Gas of Kentucky, Inc., Columbia Gas of Pennsylvania, Inc., Commonwealth Gas Services, Inc., Columbia Gas of Maryland, Inc., Columbia LNG Corporation, Columbia Gulf Transmission Company, Columbia Gas Transmission Corporation, Columbia Atlantic Trading Corporation, Columbia Energy Services Corporation, Columbia Energy Marketing Corporation, Columbia Service Partners, Inc., Columbia Network Services Corporation, Commonwealth Propane, Inc., Columbia Propane Corporation, Columbia Gas System Service Corporation, TriStar Ventures Corporation, TriStar Capital Corporation, and Columbia Natural Resources, Inc. (hereinafter referred to collectively as the "Subsidiaries"), relating to the participation by CNS Microwave, Inc. ("CNS") as an investor and borrower in the Intrasystem Money Pool ("Money Pool"), as more fully described in Post-Effective Amendment Nos. 1, 2 and 3 (hereinafter referred to as the "Proposed Transaction").

                 In connection with the above, I have examined:

(i)              The Application-Declaration;

(ii) a copy of the Restated Certificate of Incorporation of Columbia, as amended, and a copy of the Certificate of Incorporation of CNS;

(iii) the Order previously issued by the Commission dated December 23, 1996 (HCAR No. 26634); and
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(iv)             such other documents, records and matters of law I deemed
                 necessary to enable me to render this Opinion.

                 Based upon the foregoing and relying thereupon, I am of the opinion that, assuming the Proposed Transaction is consummated in accordance with the Application-Declaration, and all taxes and government charges in connection with such transaction are paid:

         (a) all state laws applicable to the Proposed Transaction will have been complied with;

         (b) CNS, as the issuer of the Money Pool short term grid notes, is validly organized and duly existing;

         (c) the Money Pool short term grid notes will be valid and binding obligations of CNS in accordance with their terms; and

         (d) the consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by Columbia, the Subsidiaries, CNS or by any associate company thereof.

                 I hereby consent to the filing of this Opinion as an Exhibit to the Application-Declaration.

                              Very truly yours,


                              /s/ ANDREW P. MCDOWELL
                              ----------------------
                              Andrew P. McDowell
                              Attorney
                              Columbia Gas System
                              Service Corporation